Exhibit (s)

N-2 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints Wendy Ruberti, Ujjaval Desai, Kevin Gerlitz and Andrea Sayago (with full power to each of them to act alone) as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form N-2 of Sound Point Meridian Capital, Inc., including any and all pre-effective amendments and/or post-effective amendments or supplements thereto, and all instruments necessary or incidental in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission or any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Ujjaval Desai
Ujjaval Desai	Director, Chief Executive Officer (Principal Executive Officer)

/s/ Stephen J. Ketchum
Stephen J. Ketchum	Chair of the Board of Directors

/s/ Douglas T. Healy
Douglas T. Healy	Director

/s/ Lana Lewin-Ross
Lana Lewin-Ross	Director

/s/ Matthew Forstenhausler
Matthew Forstenhausler	Director

Dated: June 25, 2025